NXG Investment Management

Code of Ethics and Personal Trading Policy

THIS MANUAL IS THE PROPERTY OF NXG INVESTMENT MANAGEMENT (THE “FIRM”) AND MUST BE RETURNED TO THE FIRM SHOULD AN EMPLOYEE’S ASSOCIATION WITH THE FIRM TERMINATE FOR ANY REASON. THE CONTENTS OF THIS MANUAL ARE CONFIDENTIAL AND SHOULD NOT BE REVEALED TO THIRD PARTIES WITHOUT EXPRESS CONSENT OF THE CHIEF COMPLIANCE OFFICER.

Updated as of October 31, 2023

Table of Contents

Introduction 4

General Principles 4

Fiduciary Duty 5

Definitions 5

Preferential Treatment, Gifts and Entertainment 8

Gifts 8

Exclusions 9

Other Considerations 9

Business Entertainment 10

Reporting of Business Entertainment 10

Other Considerations 11

Conflicts of Interest 11

Outside Business Activities 11

Insider Information 12

Trading by Employees Who Have Access to Insider Information 13

Material Non-Public Information. 13

When Information Has Become Public. 14

Confidentiality of Insider Information 14

Restricted Transactions. 14

Prohibition Against Front-Running 15

Use of Research Consultants. 16

2. Policy 16

3. Procedures 16

Conducting Research 17

Personal Securities Trading 18

Obligations at Time of Hire 19

Initial Holdings Report 19

Acknowledge Receipt of Code 19

Ongoing Obligations 19

Preclearance of Personal Securities Transactions 19

Quarterly Obligations 22

Annual Obligations 23

Review and Administration 23

Activity Reviews 23

Administration of the Code 24

Sanctions for Non-Compliance 24

Recordkeeping 25

Reporting Illegal or Unethical Behavior 25

Condition of Employment or Service 25

Appendix A 26

Confidential Information 26

General 26

Client information 26

Firm Proprietary Information 26

Third Party Proprietary Information 26

Examples of What is Material Non-Public Information 27

Obligations of Supervised Persons 28

Introduction

General Principles

This Code of Ethics (“Code”) is based on the principle that NXG Investment Management (“NXG” or the “Firm”) and its Supervised Persons1 owe a fiduciary duty to the Firm’s Clients. This Code sets out standards of conduct designed to address potential conflicts of interest that may arise between the fiduciary duty to Clients and a Supervised Person’s personal activities. Specifically, each Supervised Person must avoid participating in transactions, activities and relationships that might interfere (or appear to interfere) with making decisions in the best interests of Clients.

NXG is required to adopt this Code under Rule 204A-1 under the Investment Advisers Act of 1940, as amended ( “Rule 204A-1”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (“Rule 17j-1”, and together with Rule 204A-1, the “Rules”). The registered investment companies (“Funds”) for which NXG advises or subadvises have also adopted codes of ethics under Rule 17j-1. Note that all Supervised Persons are considered Access Persons as defined in Rule 17j-1.

As a Supervised Person, you are expected to adhere to the general principles of this Code as well as comply with the Code’s specific provisions. Additionally, you are responsible for complying with all other policies and procedures of the Firm. Technical compliance with the Code’s procedures will not necessarily insulate from scrutiny activities which show a pattern of abuse of fiduciary duties to Clients. While this Code identifies certain types of required conduct, it doesn’t necessarily contemplate all situations that may arise. If you have any questions regarding the Code and your obligations, please contact the Compliance Department.

The Code has been adopted to ensure that all Supervised Persons are aware of:

• the fiduciary duty that they and the Firm owe to Clients and the responsibility that comes with such duty;

• their obligation to abide by all applicable securities laws and regulations;

• the requirement to limit their trading in securities in which the Firm’s clients trade;

• their obligation to report their personal securities transactions and holdings and the Firm’s obligation to review such reports;

• the Firm’s policy and procedures regarding potential conflicts of interest, including the giving or receipt of gifts and board service;

• their duty to report suspected violations of the Code, subject to certain provisions; and

1 Definitions of certain capitalized terms can be found in the Definitions section of this Code.

• the Firm’s responsibility to provide the Code and their responsibility to acknowledge receipt of the Code and any amendments.

Fiduciary Duty

The Firm expects all Supervised Persons to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, the Firm must act in its Clients’ best interests. Neither the Firm, nor any Supervised Person should ever benefit at the expense of any Client. In other words, a Supervised Person should not place his or her own interests ahead of the interests of Clients or engage in any transaction that interferes with, derives undue benefit other than customary compensation for investment management services, deprives a Client of an investment opportunity or is inconsistent with the investments undertaken for a Client.

This Code is intended to assist Supervised Persons in meeting the high ethical standards the Firm follows in conducting its business. Supervised Persons must act consistent with general fiduciary principles:

• a reasonable belief that the advice is in the best interests of the Client;

• seek to eliminate or make full and fair disclosure of potential conflicts of interest that may consciously or unconsciously lead a Supervised Person or the Firm to provide advice that is not in the best interests of the Client;

• do not take inappropriate advantage of your position with the Firm; and

• comply with all applicable Federal Securities Laws.

Definitions

“Automatic Investment Plan” means a program, including a dividend reinvestment plan, in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

“Beneficial interest” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. In general, “Beneficial interest” shall mean, ownership of securities or securities accounts by or for the benefit of a person, including any account in which the Supervised Person holds a direct or indirect beneficial interest, retains discretionary investment authority or other investment authority (e.g., a power of attorney), including immediate family members and trusts in which they have a pecuniary interest.

“Business Entertainment” refers to meals, attendance at cultural or sporting events, recreational activities (e.g., golf), or other reasonable entertainment provided or received in connection with discussing or conducting business related to the Firm. Incidental transportation offered in connection with attending an event (such as a taxi to the venue) may also be considered

“Business Entertainment.” To be deemed “Business Entertainment,” a Supervised Person and the other party must be present. If a Supervised Person and the other party do not both plan to be present, the expense will be considered a Gift. “Business Entertainment” does not include (a) meals or entertainment provided during a research trip or business conference; or (b) a social event or trip where each participant pays his or her own expenses.

“Client” shall mean any investment account managed by the Firm, including registered funds and other pooled investment vehicles.

“Code” shall mean this Code of Ethics.

“Compliance Department” shall mean the Chief Compliance Officer and all other individuals responsible for conducting the Firm’s compliance functions.

“Compliance Officer” shall mean the Chief Compliance Officer (“CCO”) and designee(s).

“Compliance System” shall mean any system used by the Firm for facilitating its employees’ reporting obligations under this Code. The Compliance Department will make available information regarding how to access and use the Compliance System.

“Covered Security” shall mean any “Security”, and any security related to or connected with such security, except that it shall not include: (i) securities which are direct obligations of the government of the United States, debt instruments issued or guaranteed by the U.S. federal government agencies or issued by government-sponsored enterprises, (ii) shares issued by U.S. registered open-end investment companies (i.e. mutual funds) for which the Firm is not an investment adviser, or (iii) bankers’ acceptances, bank certificates of deposit, commercial paper or high quality short-term debt instruments, including repurchase agreements, and money market funds.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, title V of the Gramm-Leach Bliley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of the foregoing statutes, the Bank Secrecy Act (as it applies to pooled investment vehicles and investment advisers) and any rules adopted thereunder by the SEC or the Department of the Treasury.

“Gift” means the giving or receipt of anything of value. The term “Gift” does not include “Business Entertainment” as defined herein.

“Immediate Family Member” means any family member residing in the same household as a Supervised Person. This includes the Covered Person’s spouse, parents, grandparents, children, grandchildren and siblings. In-law, adopted, half and step family members are also included in the definition of Immediate Family Member. Such beneficial ownership of an account or Security held by an Immediate Family Member may be rebutted by a Supervised Person if, in the determination of the Chief Compliance Officer, the Supervised Person does not have any pecuniary interest is such an account or Security.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, before the registration, was not required to file under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or an initial public offering under comparable foreign law.

“Investment Personnel” means any employee, officer or director of the Firm (or any company in a control relationship with the Firm) who, in connection his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Firm or who executes such transactions. Investment Personnel also includes any person who controls the Firm or Adviser and who obtains recommendations made to the Firm regarding purchase or sale of securities by the Firm.

“Limited Offering” means an offering that is exempt from under Section 4(2) or Section 4(6) under the Securities of 1933, as amended, or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933, as amended, and similar offerings under comparable foreign law.

“Proprietary Account” of the Firm means an account in which the Firm, its employees, or its affiliates own, individually or in the aggregate, a five percent (5%) or greater interest.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral- trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Note that the term “Security” includes exchange traded funds (ETFs) and exchange traded notes (ETNs) but does not include bitcoins. The term “Security” may include virtual currency tokens, whether issued as part of an Initial Coin Offering or otherwise (collectively, “Cryptocurrencies”). A Supervised Person seeking to trade in a Cryptocurrency must first request a determination by a Compliance Officer of whether or not the instrument is a “Security”.

“Supervised Person” means the Firm’s partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the Firm and are subject to the Firm’s supervision and control. For the avoidance of doubt, this definition does not include:

• an individual who is a principal of, or associated with, an entity holding an ownership interest in the Firm2; or

• an individual serving as a trustee of a registered investment company advised by the Firm,

• so long as such an individual does not serve as a partner, officer, director or employee of the Firm.

All Firm employees are currently considered Supervised Persons under the Code and “Access Persons” for purposes of compliance with the Rules.

Preferential Treatment, Gifts and Entertainment

As a general matter, no Supervised Person shall seek or accept favors, preferential treatment or any other personal benefit because of his or her association with the Firm.

The common practice of providing or receiving Gifts and Business Entertainment in connection with developing and strengthening business relationships is generally deemed appropriate and acceptable. However, any Gift or other personal benefit that creates a conflict between the interests of such person and the Firm or its Clients or any other entity that does business with, or seeks to do business with, the Firm should not be given or accepted. In this regard, Gifts and Business Entertainment must not give the appearance of influencing business judgment. The appearance of a conflict of interest can be as harmful, from a reputational standpoint, as an actual conflict. Supervised persons should never solicit Gifts or Business Entertainment, participate in illegal or inappropriate Business Entertainment or accept Business Entertainment that would not be reimbursable if provided by the Supervised Person.

Due to actual and potential conflicts of interest, Supervised Persons may not give or accept any Gifts or Business Entertainment from the following: (i) broker-dealers who distribute shares of registered investment companies managed by the Firm, or (ii) representatives of municipalities, state or local pension plans, ERISA plans or Taft-Hartley union plans (each, a “Prohibited Person”).

The following policies and procedures are designed to set forth limits on Gifts and Business Entertainment and to monitor them to ensure that no actual or potential conflict of interest arises:

Gifts

Supervised Persons are expected to use good judgment and to accept or give Gifts only if all of the following apply:

• The Gift cannot be viewed as overly generous, lavish, extravagant or improper;

2 While the owner of the Firm has retired from the Firm and is not an employee or officer of the Firm he is still subject to the Firm Code of Ethics unless otherwise exempted.

The Gift is not in the form of cash or a cash equivalent (checks, lottery tickets, gift certificates or gift cards redeemable for cash, etc.);

• The Gift is reasonable in terms of frequency and is of limited value (less than $300 per single donor or recipient annually)3;

• The Gift does not involve a Prohibited Person and does not violate any laws or regulations; and

• Disclosure of the Gift to other Supervised Persons, Clients or other third parties would not embarrass the recipient or the Firm.

Exclusions:

• Gifts of de minimis value (e.g. pens, notepads, modest desk ornaments) or promotional items of nominal value that display a firm’s logo (e.g. umbrellas, tote bags, golf shirts, conference bags) shall not count towards the annual $300 limit.

• If approved by a Compliance Officer, personal Gifts, such as wedding Gifts or congratulatory Gifts for the birth of a child (all of which must be of reasonable value) may be excluded from the Gift policy and not count towards the annual $300 limit. Requests for an exclusion of a personal gift from the Gift policy must be made in advance through the Compliance System and will be reviewed on a case-by-case basis by a Compliance Officer after a careful review of the individual facts and circumstances.

Other Considerations:

• To determine a Gift’s value, use the higher of cost, face or market value (i.e., what it would cost to purchase on the open market).

• Any Gift received that is prohibited by Firm policy should be refused; however, if it is not possible in the interest of business, the Gift should be donated to a charitable organization after consultation with a Compliance Officer.

• This policy applies to Gifts given to or received by family and friends on behalf of a Supervised Person.

• Supervised Persons who are registered representatives of a broker-dealer are also subject to the broker-dealer’s policies and procedures with respect to Gifts, which may be more restrictive than the Firm’s policy.

3 For purposes of this limit, all Gifts by a Supervised Person to employees of a company will be considered cumulatively for purposes of the annual $300 limit. Note that Supervised Persons who are also registered representatives of a broker-dealer will be subject to the broker-dealer’s limit, which is currently $100.

Reporting of Gifts:

• Upon giving or receiving any Gift greater than $10 in value that is not otherwise excluded from the annual $300 limit, the Supervised Person shall report the Gift through the Compliance System.

• The Compliance Department will maintain a log of Gifts, including a description of the item, its cost, and the name and association of the recipient and donor.

Business Entertainment

Supervised Persons are expected to use good judgment and to accept or provide Business Entertainment only if all of the following apply:

• Both the Supervised Person and donor are present. If a Supervised Person is invited, for example, to attend a sporting event by a business contact and neither the business contact nor any of his or her associates attends the event, the tickets would constitute a “Gift” and not “Business Entertainment” and would be subject to the dollar limit on Gifts;

• The Business Entertainment cannot be viewed as overly generous, lavish, extravagant or improper. Examples of Business Entertainment that may be considered unreasonable under any circumstances would be vacation trips, travel on private jets or World Series, NBA Championship, or Super Bowl tickets;

• The Business Entertainment could not be viewed as aimed at influencing the recipient’s decision-making or making the recipient feel beholden to the person providing the Business Entertainment;

• The Business Entertainment does not involve a Prohibited Person and does not violate any laws or regulations;

• Disclosure of the Business Entertainment to other Supervised Persons, Clients or other third parties would not embarrass the recipient or the Firm;

• The Business Entertainment is accepted from or provided to the same person no more than four (4) times within a calendar year and in an annual amount of no more than

$1,000; and

• Any exceptions to the foregoing limitations must be pre-approved by the Chief Compliance Officer.

Reporting of Business Entertainment:

• Business Entertainment accepted or provided in an estimated amount of $250 or greater from the same person must be reported to a Compliance Officer through the Compliance System.

• The Compliance Department will maintain a log of Business Entertainment, including a description of the event, its cost, and the name and association of the recipient and donor.

Other Considerations:

• Any Business Entertainment that would be prohibited by Firm policy should be refused.

• This policy applies to Business Entertainment given to or received by family and friends on behalf of a Supervised Person.

• Supervised Persons who are registered representatives of a broker-dealer are also subject to the broker-dealer’s policies and procedures with respect to Business Entertainment, which may be more restrictive than the Firm’s policy.

Any questions regarding the receipt of any Gift, Business Entertainment or other personal benefit should be directed to a Compliance Officer.

Conflicts of Interest

If any Supervised Person is aware of a personal interest that is, or might be, in conflict with the interests of the Firm or its Clients, that person should disclose the situation or transaction and the nature of the conflict to a Compliance Officer through the Compliance System. for appropriate consideration. Examples of such a conflict of interest may include, for example: (i) immediate family members employed by a financial services business, broker-dealer, investment adviser, fund administrator or private investment vehicle (i.e. hedge fund, private equity fund, etc.), (ii) a transaction such as a personal loan to a senior officer or control person of a portfolio company;

(iii) service by a Supervised Person or their immediate family member on the board of directors or similar capacity of a public company, (iv) service by a Supervised Person or their immediate family member with an non-profit entity, foundation or pension plan in which the Supervised Person or immediate family member has input regarding investment decisions for the entity; or

(v) an investment by a Supervised Person or an immediate family member in a company or security in which the Supervised Person knows that the Firm is actively considering for purchase or sale on behalf of a Client.

Outside Business Activities

All employees are required to devote their full time and efforts to the business of the Firm. In addition, no person may make use of his or her position as an employee, make use of information acquired during employment, or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the employee’s personal interests and the interests of the Firm.

To assist in ensuring that such conflicts are avoided, an employee must obtain the written approval of the CCO prior to:

• Serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family owned businesses;

• Accepting a second job or part-time job of any kind or engaging in any other business outside of the Firm;

• Acting, or representing that the employee is acting, as agent for a firm in any investment banking matter or as a consultant or finder;

• Forming or participating in any stockholders’ or creditors’ committee that purports to represent security holders or claimants in connection with a bankruptcy or distressed situation or in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest;

• Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than the Firm, whether as a fee, commission, bonus or other consideration such as stock, options or warrants; or

• Making a private investment.

Every employee is required to complete the disclosure form through MCT and have the form approved by the CCO prior to serving in any of the above capacities or making any of the investments described heretofore or if there are any changes to the above-disclosed outside business activity. In addition, an employee must advise a Compliance Officer if the employee is or believes that he or she may become a participant, either as a plaintiff, defendant or witness, in any litigation or arbitration. On a quarterly basis, every employee is required to complete the questionnaire through MCT to confirm his or her involvement or lack of involvement in outside business activities or any change to the employee’s previously reported outside business activities.

Insider Information

U.S. securities laws and regulations, and certain foreign laws, prohibit the misuse of “insider” or “material non-public” information when trading or recommending securities. In addition, Regulation FD prohibits certain selective disclosure to analysts. Insider information may include, but is not limited to, knowledge of pending customer orders or research recommendations, corporate finance activity, mergers or acquisitions, advance earnings information and other material non-public information that could affect the price of a security.

Firm and client account information is confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information. Insider information obtained by any Supervised Person from any source must be kept strictly confidential. All insider information should be kept secure, and access to files and computer files containing such information should be restricted.

Contact with public company representatives is an important part of the Firm’s research efforts. Difficult legal issues arise, however, when in the course of these contacts, a Supervised Person becomes aware of material, non-public information. Supervised Persons shall promptly report the receipt of any material non-public information related to securities in which the Firm may invest to a Compliance Officer. Supervised Persons may not act upon or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of the Firm and with prior approval of a Compliance Officer. Questions and requests for assistance regarding insider information should be promptly directed to a Compliance Officer.

Front running occurs when a person employed by a financial services firm executes an order for a security for his or her own personal account while using advance knowledge of pending orders or trade decisions from his or her employer. Any actual or apparent front running activity by Supervised Persons is strictly prohibited.

Employees of the Firm may have access to material information that has not been publicly disseminated. U.S. securities laws and regulations and certain foreign laws prohibit any purchase or sale of securities while in possession of material non-public information obtained in violation of a duty.4 In addition, “tipping” others about such information is prohibited. The persons covered by these restrictions are not only “insiders” of publicly traded companies, but also any other person who, under certain circumstances, learns of material non-public information about a company through their business, such as attorneys, accountants, consultants or bank lending officers, or by creating an expectation of confidentiality by executing a confidentiality agreement or receiving material non-public information from another person.

Violation of these restrictions has severe consequences for both the Firm and its employees. Trading on insider information or communicating insider information to others is punishable by imprisonment and criminal fines. In addition, the Firm may be subjected to liability for insider trading, tipping by employees or for failing to take measures to deter securities laws violations where such failure is found to have substantially contributed to or permitted a violation.

For additional examples of Insider information and what constitutes material non public information and employee requirements see Appendix A hereto.

Trading by Employees Who Have Access to Insider Information.

In view of these provisions, the Firm has adopted the general policy that an employee may not trade, either in the employee’s personal account or on behalf of a Client Account (as defined below), in securities of any company about which the employee possesses material, non-public information, nor “tip” others about such information. Employees shall promptly report the receipt of any material non-public information related to securities in which the Firm may invest to a Compliance Officer. These policies and procedures are intended to implement this general policy and to comply with Rule 204A-1 of the Advisers Act. If you have any questions regarding a specific transaction that you are contemplating, please contact the CCO who, if necessary will obtain advice from the Firm’s legal counsel regarding the transaction.

Material Non-Public Information.

Material non-public information includes any information not publicly available which, if disclosed to the public, could be expected to affect the market price for a company’s securities, affect a reasonable investor’s decision to invest or otherwise significantly alter the overall mix of information available. There are several categories of information that are particularly market-sensitive and therefore clearly qualify as material. Examples of material

4 Note that the “duty” element is not a requirement in connection with tender offers or in some foreign jurisdictions.

information include: business combinations such as mergers or joint ventures; changes in financial results; changes in dividend policy; changes in earnings estimates; significant litigation exposure; auditory restatements; new product or service announcements; private securities placements; changes in management plans for a recapitalization; repurchase of shares or other reorganization; and similar matters. Confirmation of a rumor or an independent theory may itself be material non-public information.

When Information Has Become Public.

Insider information is generally not deemed to have become public until such information has been publicized through a press release or other official announcement sufficient to provide the investing public a reasonable opportunity to evaluate the information. The issue of what constitutes a “reasonable opportunity to value the information” is a question of fact and circumstances that will need to be determined on a case by case basis. Any such determination will be made by the CCO in consultation with outside legal counsel.

Confidentiality of Insider Information.

Employment at the Firm may from time to time expose employees to material non-public information regarding companies in which a Client holds an investment (“Client Accounts”). Such information is to be considered as strictly confidential by all employees, and employees shall take all appropriate steps to preserve the confidentiality of such information. For example, employees should restrict access to files or computer records containing confidential information, should never leave confidential documents in unattended rooms and should never copy confidential documents for their personal use. See the Firm’s Privacy Policy Statement for additional guidance regarding the treatment of confidential information.

Restricted Transactions.

The Firm seeks to prevent the misuse of material, non-public information of public issuers. Portfolio managers may come into contact with material, non-public information in connection with their advisory and portfolio management activities. In addition, with prior approval, certain Firm investment professionals may serve as directors of publicly or privately held issuers whose securities may be purchased or sold on behalf of Clients.

The Firm has established and maintains a “Restricted List” of issuers about which a determination has been made that it is prudent to restrict trading activity due to the Firm’s access to or possession of material, non-public information. All employees of the Firm and Supervised Persons (as defined in the Code) are subject to the Restricted List and must comply with the procedures set forth below. The Restricted List is maintained by the CCO, who determines which issuers should be placed on the Restricted List and when they should be removed. An issuer will be placed on the Restricted List at the time a confidentiality agreement is executed to receive material non-public information concerning the issuer or if the CCO is otherwise notified by an employee that he or she has come into possession of material non-public information. The CCO is responsible for updating the Firm’s Restricted List and will disseminate such Restricted List to all employees either directly or via MCT.

Portfolio managers who are contacted regarding private deal information related to a public issuer (such as a potential PIPE transaction) should immediately notify a Compliance Officer. Also, as required by the Firm’s policy regarding service as a director in the Code, Investment Personnel are required to disclose any director appointments to a Compliance Officer through MCT. The CCO, working with the portfolio manager, Firm management and outside counsel (if necessary) shall make a determination if the issuer should be placed on the Firm’s Restricted List.

If an issuer is placed on the Restricted List, trading will be precluded in any class of the issuer’s securities on behalf of a Client or personal account. This trading restriction will extend to options, rights, swaps, swap baskets, security future warrants or any other derivative relating to the issuer’s securities and any securities convertible into those securities. The CCO shall be responsible for removing issuers from the Firm’s Restricted List and documenting the reason for and time in which trading in an issuer’s securities is no longer restricted. An issuer shall be removed from the Restricted List in the following circumstances: (i) the information in possession of the Firm is no longer non-public; (ii) the information in possession of the Firm ceases to be material (e.g. projections, financial data or other information possessed by Firm employees becomes stale as determined by the CCO);

(iii) the term of the restriction has expired pursuant to an executed confidentiality agreement, or (iv) Firm personnel no longer have access to material, non-public information (e.g. service as a director has terminated) and any information that the personnel previously possessed is stale. In addition to the Restricted List, the Firm also maintains a “Watch List.” The Watch List contains the names of securities that the Firm holds on behalf of Clients. Any attempt to trade securities related to a Watch List company will require Compliance review and approval and may require employees to certify that they are unaware of any material non- public information or any Firm trading in the name.

Prohibition Against Front-Running.

The Firm has established a policy that its employees shall not execute a transaction in a security for a personal account in which an employee has a beneficial interest or exercises investment discretion if an order for a Client Account or the Firm’s proprietary account for the same security remains unexecuted. Such prohibition shall remain in effect for seven calendar days after the Firm and/or Client Account executes its desired transaction in full. Each employee is prohibited from buying or selling an option or other derivative security while in possession of non-public information concerning any transaction in the underlying stock, or buying or selling an underlying security while in possession of non-public information concerning any transaction in an option covering that security (the “inter-market front running”), for an account in which the employee or a Firm/Client Account has an interest or with respect to which the employee or a Firm/Client Account exercises investment discretion. This prohibition extends to trading in stock index options and stock index futures while in possession of non-public information concerning any transaction in a component stock of an index and shall remain in effect for seven days after the employee and/or Firm/Client Account executes its transaction.

Use of Research Consultants.

1. Background

As part of the Firm’s investment process, the Firm may use external research information providers (collectively, “Research Consultants”) to assist with obtaining research pertaining to the securities or sectors in which the Firm invests Client Account assets. A Research Consultant is defined as any individual or entity that provides research to the Firm for compensation, through hard dollars, soft dollars or in any other manner. Research Consultants include individuals or firms which generally seek to obtain information that provides insight into political, government and administrative activities which impact regulations, legislative actions and other political activities (collectively, “Political Intelligence Firms”). Research Consultants also include firms comprised of industry contacts, such as current or former employees of other investment advisory firms, current and former company employees, proprietary research survey participants or former government employees or specialists (collectively, “Expert Network Consultants”). By virtue of the services they provide to their clients, Research Consultants may have access to material non- public information and other confidential information.

2. Policy

Firm employees shall not use Expert Network Consultants, whether paid or unpaid, unless an exception is granted by the CCO. Prior to approving the use of an Expert Network Consultant, the CCO shall evaluate, among other factors: (a) the Expert Network Consultant’s compliance policies and procedures designed to prevent the communication or misuse of material non-public information, and (b) additional procedures, if any, to be implemented by the Adviser to provide reasonable protection against the communication or misuse of material non-public information

In order to minimize the risk of a Research Consultant providing the Firm with material, non- public information, an employee seeking to engage a Research Consultant must first obtain the prior approval of the CCO.

3. Procedures

a. Due Diligence

An initial due diligence review (the “Review”) must be conducted on any Research Consultant the Firm would like to engage. The Review will be conducted by the CCO or his designee. The review is designed to evaluate the Research Consultant’s internal procedures including, but not limited to the following:

i. process for conducting due diligence and background checks on personnel;

ii. process for monitoring communications that personnel have with regulatory and industry personnel, as well as the Research Consultant’s clients;

iii. method of compensating personnel; and

iv. training for personnel regarding the potential misuse of material non-public information or other confidential information.

Documentation summarizing the Review of the Research Consultant must be submitted to the Firm’s Brokerage Review Committee for review and approval.

The CCO shall maintain a list of approved Research Consultants and shall determine the frequency that ongoing due diligence will be conducted on approved Research Consultants, taking into consideration the reports and other information provided by the Research Consultant and potential access to material non-public information.

b. Guidelines for Discussions and Interactions with Research Consultants

Firm employees who receive potentially material non-public information from a Research Consultant must promptly report such information to a Compliance Officer. No Firm client trades may be placed while in possession of such information without the approval of the CCO.

c. Exceptions

The provisions of this policy do not apply to the usage of research reports prepared by “full service” brokerage firms. However, laws pertaining to the misuse of material non-public information and the Firm’s policies with respect to treatment of such information continue to apply.

d. Recordkeeping

Records of the Reviews of each Research Consultant shall be maintained in accordance with the Firm’s recordkeeping policies and procedures.

Conducting Research

1. Scheduled Conversations

As part of the research process, Firm employees may schedule pre-arranged one-on-one or small group conversations with representatives of a privately held or publicly traded company, including employees, officers and directors (“Company Insiders”). Such pre-arranged conversations with Company Insiders may occur via telephone calls or in person meetings held in the Firm’s offices, industry conferences or elsewhere (each, a “Scheduled Conversation”).

Scheduled Conversations with Company Insiders present the possibility that a Firm employee may receive material, non-public information regarding the company. Accordingly, the following procedures must be followed.

As a general matter, during Scheduled Conversations, no Firm employee shall attempt to (i) hide or otherwise misrepresent the fact that the employee works for the Firm, or (ii) seek to obtain potentially material, non-public information.

In order to allow for monitoring by the Firm’s compliance department of Scheduled Conversations with Company Insiders, all scheduled telephone calls and meetings with Company Insiders must be added to the Firm’s master calendar. In addition, lists of scheduled meetings at industry conferences shall be forwarded for review by a Compliance Officer. On a periodic basis, a Compliance Officer will review the master calendar and other records of Scheduled Conversations and compare with Firm Client and employee personal trading activity in subject company securities for potential evidence of trades based upon material, non-public information.

2. Inadvertent or Unauthorized Receipt of Material Non-Public Information

If any Firm employee believes that he/she has inadvertently or without authorization received material, non-public information in connection with any company or the market for its securities, whether through a Research Consultant, company representative or otherwise, that employee must speak with a Compliance Officer immediately. The CCO will make the determination of whether to add the security to the Restricted List to prevent Firm employees from trading on the basis of that material, non-public information, whether in personal trading accounts or on the Firm’s behalf or both.

Prior to receiving further instructions from the CCO, the employee shall be “frozen” from further conversations with the Research Consultant or company representative and may not: (i) disclose the material, non-public information to others within or outside of the Firm; or (ii) engage in transactions (or recommend or suggest that any person engage in transactions) in the security to which such information relates, without the prior approval of, and subject to any and all restrictions imposed by, the CCO.

Violations of this policy may lead to serious civil and/or criminal consequences for both the Firm and the employee(s) involved. If you have any questions regarding this policy, please contact a Compliance Officer.

Personal Securities Trading

This Code governs a Supervised Person’s trading activities in their personal securities accounts. As discussed below, Supervised Persons have reporting obligations as well as the obligation to obtain approval in advance (“preclearance”) of trading in many types of securities.

A Supervised Person’s obligations extend to accounts held by Immediate Family Members and any other account in which a Supervised Person has a beneficial interest. Violations of this Code by an Immediate Family Member or other party will be considered a violation of the Code on behalf of the Supervised Person.

Obligations at Time of Hire

Initial Holdings Report

Each Supervised Person must submit an Initial Holdings Report within ten (10) calendar days of commencing employment with NXG or otherwise being designated as a Supervised Person. In this Initial Holdings Report, a Supervised Person reports certain information about each Covered Security owned by the Supervised Person or Immediate Family Member. The information included in the Initial Holding Report must be current as of a date no more than 45 calendar days prior to becoming subject to this Code. Such reporting will be completed through the Compliance System.

In addition, each Supervised Person must report all securities accounts owned directly or beneficially, including those owned by Immediate Family Members, whether or not such account holds Covered Securities. For each account, the Supervised Person must arrange for NXG to receive information regarding holdings and transactions. When supported, this must be accomplished through direct feeds from the Supervised Person’s account to the Compliance System. When such feeds are not available, the Supervised Person will arrange for the brokerage or other firm to send statements and trade confirmations directly to NXG.

The Initial Holdings Report must include the following information:

• Title and type of security, ticker symbol, CUSIP number (if applicable), number of shares and principal amount of each Covered Security in which the Supervised Person had any Beneficial Interest when the Person became a Supervised Person;

• The name of any broker, dealer or bank with whom the Supervised Person maintains any account holding any Securities over which the Supervised Person has any Beneficial Interest as of date the person became a Supervised Person; and

• The date that the report is submitted by the Supervised Person.

Acknowledge Receipt of Code

All Supervised Persons are required to certify that they have received this Code within ten (10) calendar days of their hire date. You will also be required to certify your ongoing compliance with this Code periodically and whenever the Code is updated. Such certifications are completed in the Compliance System.

Ongoing Obligations

Preclearance of Personal Securities Transactions

Supervised Persons must pre-clear each transaction in a Covered Security effected in their account, those of their Immediate Family Members and any other beneficial account prior to executing the transaction, unless the transaction is subject to an exemption outlined below. Note that any closed-end fund or open-end fund for which the Firm is an investment adviser or sub-adviser and any exchange traded fund (“ETF”) is deemed to be a Covered Security and subject to the preclearance requirement.

In determining whether to approve a request, a Compliance Officer may review the Firm’s current trade blotter and prior trading history on behalf of Client accounts, make inquiries with appropriate Investment Personnel regarding planned trades for Client accounts and take such other steps as are deemed appropriate5. If approved, such approval shall be for up to the number of shares specified, so an employee should be sure to seek approval for the correct amount of the intended trade and consider the impact of shares vs. dollars in the trade amount.

Preclearance requests are to be submitted through the Compliance System and the Supervised Person will be required to certify that the request meets the requirements of this Code.

Duration of Approval

Approval of a request is valid for the same day only and the trade must be executed on the same day that approval is granted. If a trade is not executed (or fully executed) on the date in which the approval is granted, a subsequent preclearance request will be necessary for any day in which the transaction is executed or completed. Note that approvals for Supervised Persons based in India will be valid for the 24-hour period following approval.

Exceptions to the Preclearance Requirement

Preclearance is not required for the following types of transactions, although such transactions are still subject to reporting requirements:

• Transactions effected for any account over which the Supervised Person has no investment discretion (i.e., a “managed account”) as established pursuant to the Firm’s policies. A Supervised Person must be able to demonstrate that they have no ability to direct or influence trading activity.

• Non-volitional purchases and sales, such as a Dividend Reinvestment, automatic investment plans, option exercise or redemption of securities.

• The acquisition of securities by gift or inheritance or disposition of securities by gift to charitable organizations.

• Personal trades in Covered Securities which are debt instruments issued or guaranteed by

U.S. federal government agencies or issued by government-sponsored enterprises.

Initial Public Offerings and Private Placements

No Supervised Person shall directly or indirectly acquire an interest in a Covered Security through an Initial Public Offering or other limited offering or acquire an interest in a private placement without obtaining the prior consent of a Compliance Officer.

Consideration will be given to whether the opportunity should be reserved for the Client

5 Note that a Compliance Officer may not approve trade requests for their own account. Preclearance requests submitted by the Chief Compliance Officer shall be reviewed by another Compliance Officer, who shall consult with the Chief Executive Officer in the event of any concerns.

Accounts. Note that Supervised Persons who are also registered representatives of a broker-dealer are also subject to that broker-dealer’s requirements and are generally prohibited from participating in Initial Public Offerings and private placements.

Trading Restrictions

A request for pre-clearance will be denied if:

• a transaction in the same issuer of the Covered Security has been effected on behalf of a Client account within the seven (7) calendar days prior to the personal trade request or is contemplated as of the time of the compliance review of such request to occur within the next seven (7) calendar days from the date of the trade request;

• an order to trade a Covered Security is currently pending execution;

• the issuer of the Covered Security is included on the Firm’s Restricted List;

• the request is to trade shares of a closed-end fund advised by the Firm (A) during any applicable blackout period established by the Firm or (B) if such transaction would give rise to “short-swing profits” under Section 16 of the Securities Exchange Act of 1934 as if the Supervised Person were a Section 16 reporting person; or

• a Compliance Officer determines that the proposed transaction appears to pose a conflict of interest or otherwise appears improper.

(c) Any Supervised Person seeking pre-clearance must certify that he or she is not aware of any firm trades on behalf of Client accounts in the same issuer of a Covered Security during the prior seven (7) calendar days or of any present intention by Investment Personnel to effect a transaction in the same issuer of a Covered Security on behalf of a Client account in the next seven (7) calendar days.

In addition, no Supervised Person of the Firm shall purchase or sell, directly or indirectly:

• any Covered Security in which he or she has, or by reason of such transaction will acquire, any direct or indirect beneficial ownership and which, to his or her actual knowledge at the time of such purchase or sale, has been recently traded or is being actively considered for purchase or sale by the Firm on behalf of a Client Account;

• any related Covered Security to a security being actively considered for purchase or sale by the Firm, such as puts, calls, other options or rights in such security;

Supervised Persons should be mindful of their duties to Clients and consider carefully the timing of requested personal trades. A Compliance Officer will seek to verify that no firm trades have occurred within the prior seven (7) calendar days or are anticipated within the next seven (7) calendar days before approving the requested trade. Purchases or sales of ETFs/ETNs are not subject to the 7 day blackout period, although pre-clearance is still required.

Holding Period

No Supervised Person may engage in the purchase and sale, or sale and purchase, of the same (or equivalent) Covered Security within 60 calendar days (measured on a last in, first out (LIFO) basis); provided, however, that (i) this restriction shall not apply to trades in exchange traded funds (ETFs) or exchange traded notes (ETNs); and (ii) individual exceptions may be permitted by a Compliance Officer when it is deemed that short-term trading by a Supervised Person would not create a conflict with any Client Account. Any trade made in violation of this prohibition should be reversed or, if not feasible, any profits resulting from the trading should be donated to a charitable organization designated by the CEO.

In addition, all Supervised Persons are prohibited from engaging in activities that could be considered “market timing” in violation of Rule 22c-1 under the 1940 Act.

Prohibited Conduct

No Supervised Person of the Firm shall, directly or indirectly:

• discuss with or otherwise inform others of actual or contemplated security transactions by the Firm on behalf of a Client Account except in the performance of his or her employment duties or in an official capacity and then only for the benefit of the Client Account, and not for personal benefit or for the benefit of others;

• use knowledge of portfolio transactions made or contemplated for the Firm to profit by the market effect of such transactions or otherwise engage in fraudulent conduct in connection with the purchase or sale of a security sold or acquired by the Firm;

• use knowledge of a forthcoming and/or potential change to the securities that make up a Proprietary Index to profit from the market effect of such information or otherwise engage in fraudulent conduct in connection with re-balances or other changes to the constituents of Proprietary Indices; or

• knowingly take advantage of a corporate opportunity of the Firm for personal benefit (or the benefit of anyone other than Clients) or take action for personal benefit (or the benefit of anyone other than Clients) in connection with such Person’s obligations to the Firm. All securities transactions must be consistent with this Code. Supervised Persons must avoid any actual or potential conflict of interest or any abuse of any Person’s position of trust.

Quarterly Obligations

Within 30 calendar days of each quarter’s end, all Supervised Persons must report and certify their personal trades in Covered Securities during the previous quarter. Please note that all Supervised Persons must complete the certification each quarter, even if they did not complete any transactions. The report, to be submitted through the Compliance System must include the following information:

• The date of the transaction, the title, ticker symbol or CUSIP number (if applicable), interest rate and maturity date (if applicable), the number of shares and principal amount of each Covered Security involved;

• The nature of the transaction (i.e., purchase, sale or other of acquisition or disposition);

• The price of the Covered Security at which the transaction was effected;

• The name of the broker, dealer or bank with or through which transaction was effected; and

• The date that the report is submitted by the Supervised Person.

In addition, each Supervised Person will be required to complete various other certifications through the Compliance System.

Annual Obligations

Each Supervised Person shall provide a written affirmation annually containing the information required in an Initial Holdings Report (described above) as of December 31, within 45 days after December 31st each year. Such report is to be completed through the Compliance System.

Review and Administration Activity Reviews

The Code’s policies and procedures are designed to mitigate any potential material conflicts of interest associated with Supervised Persons’ personal trading activities. Accordingly, the Compliance Department will monitor Supervised Persons’ investment patterns to detect the following potentially abusive behavior:

• Failure to comply with the Code’s personal trade reporting and pre-clearance requirements;

• Frequent and/or short-term trades in any Security, with particular attention paid to potential manipulative behavior;

• Trading opposite of Client trades;

• Trading ahead of Clients; and

• Trading that appears to be based on material non-public information.

The Compliance Department reviews personal trading information reported by Supervised Persons with Firm trading activity to determine compliance with the Code. As necessary, the Compliance Department will use additional methods, such as electronic communications surveillance, to monitor for correlations between personal trading and noted Supervised Person conflicts of interest (such as board of directors service or personal relationships) and to identify potentially abusive patterns between personal trading and Firm trading. The Compliance Officers will keep appropriate records relating to such reviews and will inform the Chief Compliance Officer and Chief Executive Officer of any material issues or concerns.

Administration of the Code

• The CCO shall be responsible for all aspects of administering this Code and for all interpretative issues arising under the Code. The Compliance Officers are responsible for considering any requests for exceptions to, or exemptions from, the Code (e.g., due to level of risk or personal financial hardship). Any exceptions to, or exemptions from, the Code shall be documented and may be subject to such additional procedures, reviews and reporting as may be deemed appropriate by a Compliance Officer.

· If deemed warranted by a Compliance Officer, a Supervised Person may be requested to complete IRS Form 4506, which will allow the Firm or a third-party designated by the Firm to receive copies of the Supervised Person’s completed tax returns directly from the Internal Revenue Service. The purpose of such a request will be to verify that such Supervised Person has properly reported all personal brokerage accounts, as required by the Code. Any such request will be risk-based, taking into consideration the Supervised Person’s position with the Firm, access to material non-public information regarding the Firm’s trading activities and frequency of personal trades. Refusal of a Supervised Person to comply with such a request will be deemed a violation of the Code and will subject the Supervised Person to sanctions, as determined by the Chief Compliance Officer and the Chief Executive Officer.

· The Compliance Officers shall have the authority to determine whether a person violated this Code. A violation of the general principles of the Code may constitute a punishable violation of the Code.

· The current version of the Code is continuously available through the Compliance System

Sanctions for Non-Compliance

The Compliance Officers will take whatever action is deemed necessary with respect to any Supervised Person who violates any provision of this Code including, but not limited to, a reprimand, letter of censure, full or partial disgorgement of profits, imposition of a fine, suspension, restriction on activities, demotion or termination of the employment of the violator. Factors to be considered by the Compliance Officers in determining the severity of sanctions shall include the number of prior violations, the severity of the harm (to either affected Client account(s) or the Firm), cooperation with the investigation of the violation and remedial actions taken to address the violation.

Recordkeeping

The Firm shall maintain records, at its principal place of business, of the following: a copy of each Code in effect during the past five years; a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs; a copy of each report made by Supervised Persons as required in this Code; a record of all persons required to make reports currently and during the past five years; a record of all who are or were responsible for reviewing these reports during the past five years; and, for at least five years after approval, a record of any decision and the reasons supporting that decision, to approve an Investment Personnel’s purchase of securities in an Initial Public Offering or a Limited Offering.

Reporting Illegal or Unethical Behavior

Supervised Persons are encouraged to report exceptions or potential violations of the Code by themselves or others, issues arising under the Code or other illegal or unethical behavior to a Compliance Officer or any partner of the Firm. Supervised Persons are also encouraged to discuss situations that may present ethical issues with such persons. The Firm will endeavor to maintain the confidentiality of reported violations, subject to applicable law, regulation or legal proceedings and to investigate those reported obligations as the Chief Compliance Officer or other personnel deem appropriate.

Notwithstanding the above or any other confidentiality obligation in this Code or elsewhere (such as pursuant to a confidentiality agreement), Supervised Persons may choose to report a possible violation of the federal securities laws directly to the U.S. Securities and Exchange Commission. The SEC is authorized by Congress to provide monetary awards to eligible individuals who come forward with information that leads to a successful SEC enforcement action.

The Firm will not permit retaliation of any kind by, or on behalf of, the Firm or any Supervised Person against any individual for making good faith reports of violations of this Code. Such behavior shall be considered, in and of itself, a violation of the Code.

Condition of Employment or Service

All Supervised Persons shall conduct themselves at all times in the best interests of the Firm and its Clients. Compliance with the Code shall be a condition of employment or continued affiliation with the Firm and conduct not in accordance shall constitute grounds for actions which may include, but are not limited to, a reprimand, letter of censure, full or partial disgorgement of profits, imposition of a fine, suspension, restriction on activities, demotion or termination of employment. All Persons shall certify quarterly via the Compliance System that they have read and agree to comply in all respects with this Code and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code.

* * * * *

Appendix A

Confidential Information

General

As a Supervised Person of NXG, you will come in contact with a variety of sensitive and confidential information. You have a duty to protect and to not disclose such information. This restriction does not apply to information disclosed in connection with any legal or regulatory matter, to comply with any state or federal law or in reporting potential fraudulent activity via a whistleblower action. Any doubts about the confidentiality of information must be resolved in favor of confidentiality or discussed with Compliance. No NXG records, information, or copies thereof may be retained by a Supervised Person following termination of the relationship with the Firm.

Client information

Client information includes personally identifiable information, net worth and other financial information and account and investment related information (collectively “Confidential Client Information”.) All Confidential Client Information, whether relating to NXG’s current or former Clients, is to be held in the strictest confidence and disclosed only on a need to know basis. You are required to take reasonable measures to protect Confidential Client Information, including securing documents, maintaining necessary information security controls and taking care to ensure the privacy of conversations.

Firm Proprietary Information

NXG provides you with access to its physical resources, electronic media and proprietary information, as well as technology developed or used by NXG (“Company Resources”). You are responsible for the proper use of Company Resources and may not disseminate, sell or otherwise use Company Resources for your personal benefit or for the benefit of a third party. This restriction continues to apply after your role as a Supervised Person terminates, regardless of the reason for termination. NXG’s Company Resources may be used only for those activities that are directly related to NXG’s business or that has been approved in advance. You should be aware that any product, program, or writing developed or produced during your employment using NXG’s facilities, or as a result of performing your job responsibilities, is the property of NXG. You should take appropriate steps to protect all of NXG’s proprietary interests, both while a Supervised Person of NXG and afterwards. Further, copying any records for any purpose other than a necessary job-related activity is strictly prohibited.

Third Party Proprietary Information

You are responsible for using the patented, copyrighted, or other proprietary material or information (including software) of a third party in compliance with applicable provisions of any contract between NXG and the third party. NXG, as well as individual Supervised Persons, may be held liable for both civil damages and criminal penalties for copyright, trademark, or patent infringement and for any other illegal or improper use of another’s property. You should also be aware that other uses of third party materials or information, such as the duplication of computer software and the downloading of data from information retrieval services (databases), may also require the owner’s permission. Thus, you may not use NXG's technology resources to copy, retrieve, forward or send copyrighted materials unless you have the author's permission. You are encouraged to consult your supervisor or the CCO regarding the photocopying, duplication, reproduction, data downloading, or other use of proprietary material or information owned by a third party.

Examples of What is Material Non-Public Information

Material Information.

Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making an investment decision. As such, material information would include information, including rumors, which would likely affect the market price of any security, or would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such a security.

Examples of material information may include the following events and circumstances, whether actually occurring or merely contemplated or proposed by the issuer:

• Transactions (including contemplated transactions) such as changes in corporate control, refinancings, tender offers, recapitalizations, leveraged buyouts, acquisitions, mergers, restructurings or purchases or sales of assets;

• Dividend increases or decreases;

• Earnings or earnings estimates, including changes in previously released information;

• Public offerings of Securities by private or public entities, including plans to offer Securities, cancellations

• Any transactions by an issuer relating to its own Securities;

• Changes in orders, new products or discoveries;

• Actual or threatened litigation;

• Liquidity problems;

• Financing needs;

• Management developments; and

• Government investigations or actions.

This list is not exclusive, and there are other types of information, events or circumstances which may constitute material non-public information. Courts and regulators determine whether information is to be considered material non-public information on a case-by-case basis in accordance with the general definition set forth above and therefore any information received should be treated with the utmost caution.

Non-Public Information.

You should assume that all information obtained in the course of your employment or association with the Firm is not public unless the information has been publicly disclosed by means of a press release, wire service, newspaper, proxy statement or prospectus or in a public filing made with a regulatory agency, or is otherwise available from public disclosure services.

Obligations of Supervised Persons

If you have any question as to whether or not a disclosure or trade would be in violation of this Policy and/or the Insider Trading laws, you must immediately notify the CCO. Whenever you have any reason to believe that a violation of this Policy and/or of any Insider Trading law has occurred, is about to occur, or may likely occur, you must immediately notify the CCO. Remember that inaction where there is a duty to act is as violative of the Insider Trading laws as is the primary violation.

You must understand that the SEC does not have to prove that any Supervised Person “actually used” any material nonpublic information to make a trade. Rather, the SEC will only have to show that the Supervised Person was in possession of material nonpublic information when the trade was made. The SEC may prove this entirely through circumstantial evidence. If any Supervised Person deviates from any pre-existing contract, trading instruction or plan, after having come into possession of material, nonpublic information, the SEC can use this as circumstantial evidence of Insider Trading.

The following summarizes your obligations under our Insider Trading Policy:

• You must understand the activities and relationships that give rise to Insider Trading prohibitions.

• You must be and remain in full compliance with the Insider Trading laws and this Policy.

• If you have any question regarding Insider Trading laws or this Policy, you must immediately notify the CCO.

• You shall not trade, either personally or on behalf of others (including advisory client accounts), while in possession of material nonpublic information. Whenever in question as to whether or not a disclosure or trade would be in violation of this Policy and/or the Insider Trading laws, you must immediately notify the CCO.

• You shall not misappropriate confidential information.

• You shall not misappropriate information that is the Firm’s property.

• You shall not communicate any material nonpublic information to others in violation of confidence or law.

• You shall not assist or conceal, or conspire to commit, assist, or conceal, any trade or misappropriation that constitutes Insider Trading or a violation of this Policy.

• You shall not otherwise breach fiduciary duties to the Firm.

• If you have any reason to believe that you may have obtained, been exposed to, or otherwise become aware of what may be material nonpublic information, you must immediately notify the CCO.

• If you have any reason to believe that a violation of this Policy and/or of any Insider Trading law has occurred, is about to occur, or may likely occur, you must immediately notify the CCO. Remember that inaction where there is a duty to act is as violative of the Insider Trading laws as is the primary violation.

• You must understand that the Firm prohibits any fraud, deception, or misappropriation of confidential information whether or not the acts would technically fall within the definition of Insider Trading; and no Supervised Person shall engage in any such fraud, deception, or misappropriation.

• To assist you in meeting the above requirements, before executing any trade for yourself or others (including client accounts), you must determine whether you have obtained, been exposed to, or otherwise become aware of material nonpublic information. If you think any of the above has occurred, you:

o must report the information and proposed trade to the CCO, immediately;

o must not purchase or sell the securities;

o must not communicate the information inside or outside the Firm, other than to the CCO. After the CCO has reviewed the issue, the Firm will determine whether the information is material and nonpublic; and the Firm will determine what action, if any, to take.

These cautionary measures will protect you, our clients, and the Firm. To the extent a fact pattern or legal question presents itself that is not addressed in this Policy, you nonetheless have an obligation to not commit any fraud, deception, misrepresentation, or the like, nor trade on the above. That a fact pattern or legal detail is not addressed in this Policy is not an excuse to violate the law’s mandate or purpose, nor is it an excuse to violate the general purpose of this Policy.